As filed with the Securities and Exchange Commission on May 17, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under

THE SECURITIES ACT OF 1933

VARIAN MEDICAL SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-2359345
(State of incorporation)	(I.R.S. Employer Identification No.)

3100 Hansen Way

Palo Alto, California 94304-1129

(Address of principal executive offices)

Varian Medical Systems, Inc.

2005 Omnibus Stock Plan

(Third Amended and Restated 2005 Omnibus Stock Plan)

(Full title of the Plan)

John W. Kuo

Senior Vice President, General Counsel and Corporate Secretary

Varian Medical Systems, Inc.

3100 Hansen Way

Palo Alto, CA 94304-1129

(Name and address of agent for service)

(650) 493-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $1 par value	6,005,508	$68.41	$410,836,802.28	$56,038.14

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (“Registration Statement”) shall also cover any additional shares of common stock (hereinafter, the “Common Stock”) of Varian Medical Systems, Inc. (the “Registrant”) which become issuable under the plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	In addition to the increase of 6,000,000 shares approved by the Registrant’s stockholders, shares subject to awards granted under the former Varian Medical Systems, Inc. Omnibus Stock Plan (the “Omnibus Plan”) that were available for grant or terminated, lapsed or expired for any reason after the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan became effective are available for award (the Varian Medical Systems, Inc. 2005 Omnibus Stock Plan, as subsequently amended and restated, and as currently evidenced by the Third Amended and Restated 2005 Omnibus Stock Plan, is hereinafter referred to as the “Third Amended and Restated 2005 Plan” or the “Plan”). As of May 15, 2013, such shares not previously transferred to the Plan totaled 5,508 under the Omnibus Plan. In connection with this Registration Statement on Form S-8, the Registrant is therefore transferring 5,508 shares from the Omnibus Plan (333-75531). The Registrant is simultaneously filing a post-effective amendment to such Registration Statement to reflect such transfer.
(3)	Pursuant to Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated on the basis of $68.41 per share, the average of the high and low price of the Common Stock on the New York Stock Exchange on May 10, 2013.

PART I

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

Item 3.	Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”):

(a) The Registrant’s Annual Report on Form 10-K (File No. 1-7598) for the fiscal year ended September 28, 2012.

(b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 1-7598), since September 28, 2012.

(c) The descriptions of Registrant’s Common Stock contained in the Registrant’s Registration Statements on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15 (d) of the Exchange Act shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents until a post-effective amendment of this Registration Statement is filed which indicates that all securities being offered hereby have been sold or which deregisters all securities then remaining unsold.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently filed document which is also incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities. Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The legality of the securities offered hereby has been passed on for the Registrant by John W. Kuo. Mr. Kuo is Senior Vice President, General Counsel and Corporate Secretary of the Registrant, and as of May 15, 2013, beneficially owned 15,321 shares of the Registrant’s Common Stock, which included 1,818 shares that may be acquired within 60 days upon the exercise of stock options and 2,223 shares that may be acquired within 60 days upon vesting of restricted stock units.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions. Article TENTH of the Registrant’s Restated Certificate of Incorporation eliminates the personal liability of the Registrant’s directors to the Registrant or its stockholders for monetary damages for breach of a director’s fiduciary duty, except for liability: (1) under Section 174 of the Delaware

General Corporation Law; (2) for breach of a director’s duty of loyalty to the Registrant or its stockholders; (3) for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law grants to each corporation organized thereunder the power to indemnify its officers and directors for certain acts. Article NINTH of the Registrant’s By-laws sets forth the extent to which officers and directors of the Registrant may be indemnified against any liabilities which they may incur in their capacities as directors or officers of the Registrant. Article NINTH provides, in part, that each person who was or is made a party or is threatened to be made a party or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, shall be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware General Corporation Law and any other applicable laws, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection with such proceeding; provided, however, that if the person seeking indemnification initiated the proceeding in respect to which he or she is seeking indemnification from the Registrant, the Registrant shall provide such indemnification only if such proceeding was authorized by the Registrant’s Board of Directors.

The Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that contained in the Restated Certificate of Incorporation and By-laws. The indemnification agreements require the Registrant, among other things, to indemnify officers and directors against liabilities that may arise by reason of their status or service as officers, directors, employees, trustees, partners, agents or fiduciaries of the Registrant (but not for liabilities arising from conduct entered into in bad faith or conduct which the officer or director did not reasonably believe to be in the best interest of the Registrant), and to advance sums covering the expenses they incurred as a result of any proceeding against them with respect to which they are indemnified under such indemnification agreement.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits.

Exhibit Number

5.1	Opinion of John W. Kuo, Esq., Senior Vice President, General Counsel and Corporate Secretary

15.1	Letter Regarding Unaudited Interim Financial Information.

23.1	Consent of John W. Kuo, Esq., Senior Vice President, General Counsel and Corporate Secretary (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include therein any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in such prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth herein; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on this 17th day of May, 2013.

VARIAN MEDICAL SYSTEMS, INC.

By:	/s/ John W. Kuo
John W. Kuo Senior Vice President, General Counsel and Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dow R. Wilson	President and Chief Executive Officer and Director (Principal Executive Officer)	May 17, 2013
Dow R. Wilson

/s/ Elisha W. Finney	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	May 17, 2013
Elisha W. Finney

/s/ Clarence R. Verhoef	Senior Vice President, Finance and Corporate Controller (Principal Accounting Officer)	May 17, 2013
Clarence R. Verhoef

/s/ Richard M. Levy	Chairman of the Board	May 17, 2013
Richard M. Levy

/s/ Timothy E. Guertin	Vice Chairman of the Board	May 17, 2013
Timothy E. Guertin

/s/ Susan L. Bostrom	Director	May 17, 2013
Susan L. Bostrom

/s/ R. Andrew Eckert	Director	May 17, 2013
R. Andrew Eckert

/s/ David J. Illingworth	Director	May 17, 2013
David J. Illingworth

/s/ Mark R. Laret	Director	May 17, 2013
Mark R. Laret

/s/ Ruediger Naumann-Etienne	Director	May 17, 2013
Ruediger Naumann-Etienne

/s/ Erich R. Reinhardt Ph.D.	Director	May 17, 2013
Erich R. Reinhardt Ph.D.

/s/ Venkatraman Thyagarajan	Director	May 17, 2013
Venkatraman Thyagarajan

EXHIBIT INDEX

Exhibit Number

5.1	Opinion of John W. Kuo, Esq., Senior Vice President, General Counsel and Corporate Secretary.

15.1	Letter Regarding Unaudited Interim Financial Information.

23.1	Consent of John W. Kuo, Esq., Senior Vice President, General Counsel and Corporate Secretary (included in Exhibit 5.1).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Powers of Attorney.